                                                                    EXHIBIT 4.16
                                                                        EXECUTION COPY

 1WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

Number of Shares:	17,175,971 shares (subject to adjustment)
Warrant Price:	$0.08 per share
Issuance Date:	January 14, 2008
Expiration Date:	January 14, 2018

THIS WARRANT CERTIFIES THAT for value received, ERP2 Holdings, LLC or its registered assigns (hereinafter called the “Holder”) is entitled to purchase from Enterprise Informatics Inc. (hereinafter called the “Company”), the above referenced number of fully paid and nonassessable shares (the “Shares”) of common stock (the “Common Stock”), of Company, at the Warrant Price per Share referenced above; the number of shares purchasable upon exercise of this Warrant and Warrant Price per Share referenced above being subject to adjustment from time to time as described herein. The exercise of this Warrant shall be subject to the provisions, limitations and restrictions contained herein.

1.     Term and Exercise.

1.1  Term.  This Warrant is exercisable in whole or in part (but not as to any fractional share of Common Stock), at any time and from time to time after the date hereof prior to 6:00 p.m. Los Angeles time on the Expiration Date set forth above.

1.2  Warrant Price.  The Warrant shall be exercisable at the Warrant Price described above.

1.3  Procedure for Exercise of Warrant.  Holder may exercise this Warrant by delivering the following to the principal office of the Company in accordance with Section 6.1 hereof: (i) a duly executed Notice of Exercise in substantially the form attached as Schedule A, (ii) payment of the Warrant Price then in effect for each of the Shares being purchased, as designated in the Notice of Exercise.  Payment of the Warrant Price shall be made by the Holder by  (a) delivering to the Company cash, certified or official bank check payable to the order of the Company, or wire transfer of funds to the Company’s account (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased or (b) providing a written notice to the Company that the Holder is exercising this Warrant on a “cashless exercise” basis by authorizing the Company to withhold from issuance a number of shares of Common Stock otherwise issuable upon such exercise of this Warrant which, when multiplied by the Fair Market Value (as defined below) of the Common Stock on the date of exercise, is equal to the aggregate Warrant Price (and such withheld shares shall no longer be issuable under this Warrant).

            For purposes of this Warrant, “Fair Market Value” means:

(a)            If, on any day, the security is traded on a securities exchange or through the NASDAQ Stock Market or the OTC Bulletin Board, the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system, or, if there has been no sales on any such exchange or quotation system on any day, the average of the highest bid and lowest asked prices on such exchange or quotation system as of 4:00 p.m., New York time, or, if on any day the security is not traded on an exchange or quoted in the NASDAQ Stock Market or the OTC Bulletin Board, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case averaged over a period of ten (10) business days consisting of the business day as of which Fair Market Value is being determined and the nine (9) consecutive business days prior to such day; or

(b)            If at any time such security is not listed on any securities exchange or quoted in the NASDAQ Stock Market or the OTC Bulletin Board and bid and asked prices in the domestic over-the-counter market are not reported by the National Quotation Bureau, Incorporated or any similar successor organization, the Fair Market Value shall be the fair value thereof, as determined jointly by the Board of Directors and the Holder. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company’s Board of Directors and the Holder.  The determination of the appraiser shall be final and binding upon the parties and the Company shall pay the fees and expenses of such appraiser.

1.4  Delivery of Certificate and New Warrant.  In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or such other name or names as may be designated by the Holder, together with any other securities or other property which the Holder is entitled to receive upon exercise of this Warrant, shall be delivered to the Holder hereof, at the Company’s expense, within a reasonable time, not exceeding fifteen (15) calendar days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of Shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time.  The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was received by the Company, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is on a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

1.5  Restrictive Legends.

(a)            Legends on Shares.  Except as set forth herein, each certificate for Shares shall bear a restrictive legend in substantially the form as follows, together with any additional legend required by (a) any applicable state securities laws and (b) any securities exchange upon which such Shares may, at the time of such exercise, be listed:

The shares of stock evidenced by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered, sold, pledged or otherwise transferred (“transferred”) in the absence of such registration or an applicable exemption therefrom.  In the absence of such registration, such shares may not be transferred unless, if the Company requests, the Company has received a written opinion from counsel in form and substance satisfactory to the Company stating that such registration is not required.

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend unless, in the opinion of counsel for the Holder thereof (which counsel shall be reasonably satisfactory to the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

(b)            Removal of Legends. The restrictions upon transferability of this Warrant and the Shares issuable upon exercise of this Warrant (together, the “Securities”) shall cease when (i) such Securities are sold pursuant to a registration statement covering such Securities that has become effective under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) an exemption from registration exists under the Securities Act and any applicable state securities laws and, if the Company requests, the Company has received a written opinion from counsel in form and substance satisfactory to the Company stating that such registration is not required.  When such restrictions upon transferability terminate, the Company shall, or shall instruct its transfer agent to, promptly, and without expense to the Holder or the shareholder, as the case may be, issue replacement Securities in the name of the Holder and/or the shareholder, as the case may be, not bearing the legends set forth herein.

1.6  Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant.  In the event of a fractional interest, the number of Shares to be issued shall be rounded down to the nearest whole Share.

2.     Representations, Warranties and Covenants.

2.1  Representations and Warranties.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all necessary power and authority to perform its obligations under this Warrant;

(b)   The execution, delivery and performance of this Warrant has been duly authorized by all necessary actions on the part of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(c)   This Warrant does not violate and is not in conflict with any of the provisions of the Company’s Articles of Incorporation or Certificate of Determination, Bylaws and any resolutions of the Company’s Board of Directors or stockholders, or any agreement of the Company, and no event has occurred and no condition or circumstance exists that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation or conflict.

2.2  Issuance of Shares.  The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.  The Company further covenants and agrees that it will pay when due and payable any and all federal and state taxes which may be payable in respect of the issue of this Warrant or any Common Stock or certificates therefor issuable upon the exercise of this Warrant.  The Company further covenants and agrees that the Company will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise in full of the rights represented by this Warrant.  If at any time the number of authorized but unissued shares of Common Stock of the Company shall not be sufficient to effect the exercise of the Warrant in full, then the Company will take all such corporate action as may, in the opinion of counsel to the Company, be necessary or advisable to increase the number of its authorized shares of Common Stock as shall be sufficient to permit the exercise of the Warrant in full, including without limitation, using its best efforts to obtain any necessary stockholder approval of such increase.  The Company further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon exercise, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.  If and so long as the Common Stock issuable upon the exercise of this Warrant is listed on any national securities exchange or the Nasdaq Stock Market, the Company will, if permitted by the rules of such exchange or market, list and keep listed on such exchange or market, upon official notice of issuance, all shares of such Common Stock issuable upon exercise of this Warrant.

3.     OtherAdjustments.

3.1  Stock Splits, Subdivisions or Combinations of Shares.  If the Company, at any time while this Warrant is outstanding, (a) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (b) subdivides outstanding shares of Common Stock into a larger number of shares, or (c) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Warrant Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (a) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (b) or (c) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

3.2 Adjustment for Reclassification, Exchange and Substitution.  If at any time while this Warrant is outstanding, to the extent any outstanding share of Common Stock is changed into one or more shares of any class or classes of stock, this Warrant will thereafter represent the right to acquire (in lieu of the Common Stock purchasable and receivable upon the exercise of the rights represented hereby immediately prior to the consummation of such change) such shares as may be issued with respect to or in exchange for the number of outstanding shares of Common Stock which such Holder would have been entitled to receive had such Holder exercised this Warrant immediately prior to the consummation of such change, and the Warrant Price therefor shall be appropriately adjusted, all subject to further adjustment in this Section 3.

3.3  Adjustments for Other Dividends and Distributions.  In case the Company shall, by dividend or otherwise, distribute to all holders of Common Stock shares of any class of capital stock of the Company, debt securities, assets or other property of the Company (excluding any dividend or distribution referred to in Section 3.1) (any of the foregoing hereinafter in this Section 3.3 called the “Distributed Assets”), then, in each such case, the Warrant Price shall be decreased so that the Warrant Price shall be equal to the price determined by multiplying the Warrant Price in effect on the record date of such distribution with respect to such dividend or distribution by a fraction,

(a)            the numerator of which shall be (x) the Fair Market Value per share of the Common Stock on such record date minus (y) the fair market value of the Distributed Assets applicable to one share of Common Stock, as jointly determined in good faith by the Board of Directors and the Holder (or in the event such persons are unable to reach agreement upon such Fair Market Value within ten (10) days of such record date, the fair market value of the Distributed Assets shall be determined by an independent third party appraiser jointly selected by the Company and the Holder, the cost of which shall be borne solely by the Company); and

(b)            the denominator of which shall be the Fair Market Value per share of the Common Stock on such record date,

such adjustment to become effective immediately prior to the opening of business on the day following such record date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Distributed Assets so distributed applicable to one share of Common Stock is equal to or greater than the Fair Market Value per share of the Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon exercise of this Warrant the amount of Distributed Assets the Holder would have received had the Holder exercised this Warrant on such record date.  In the event that such dividend or distribution is declared but not so paid or made, the number of shares of Common Stock issuable upon exercise of this Warrant and the Warrant Price shall again be adjusted to be the number of shares of Common Stock issuable upon exercise of this Warrant and the Warrant Price that would be in effect if such dividend or distribution had not been declared.

3.4  Reorganization, Reclassification, Consolidation, Merger or Sale.  If any recapitalization, reclassification or reorganization of the share capital of the Company (excluding any change referred to in Section 3.2), or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its shares and/or assets or other transaction (including, without limitation, a sale of substantially all of its assets followed by a liquidation) shall be effected in such a way that holders of Common Stock shall be entitled to receive shares, securities or other assets or property (a “Change”), then, as a condition of such Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares, securities or other assets or property as may be issued or payable with respect to or in exchange for the number of outstanding shares of Common Stock which such Holder would have been entitled to receive had such Holder exercised this Warrant immediately prior to the consummation of such Change.  The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property.  The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to give effect to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant.  The provisions of this Section 3.4 shall similarly apply to successive Changes.

3.5  Adjustments to the Conversion Prices for Certain Dilutive Issuances.

(a)  Definitions.  For purposes of this Section 3.5, the following definitions apply:

(1)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3.5(b), deemed to be issued) by the Company after the original issue date of this Warrant (excluding (a) any shares of Common Stock issued upon exercise of Options or upon the conversion or exchange of Convertible Securities, in either case, outstanding on the original issue date of this Warrant, (b) any shares of Common Stock issued under any Option granted pursuant to the 2007 Stock Incentive Plan or any other equity incentive plan approved by the Company’s Board of Directors (and any shares of Common Stock which, but for this clause (b), would be deemed to be issued pursuant to Section 3.5(b) as a result of the grant of any such Option), and (c) any shares of Common Stock issued under this Warrant or any of the other warrants to be issued pursuant to the Summary of Terms between the Company and ERP2 Holdings, LLC dated January 14, 2008 (and any shares of Common Stock which, but for this clause (c), would be deemed to be issued pursuant to Section 3.5(b) as a result of the issuance of any such warrants).

(2)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(3)            “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(b)            Deemed Issuance of Additional Shares of Common Stock.  In the event the Company, at any time or from time to time while this Warrant is outstanding, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance of such Convertible Securities or Options or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)            no further adjustments to the Warrant Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)            if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (including without limitation any such decrease resulting from the expiration or termination of any such Option or the right to convert or exchange any such Convertible Security), the Warrant Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, that no readjustment pursuant to this clause (B) shall have the effect of increasing the Warrant Price to an amount which exceeds the Warrant Price on the original adjustment date.

(c)            Adjustment of Warrant Price Upon Issuance of Additional Shares of Common Stock.  In the event the Company, at any time while this Warrant is outstanding, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.5(b)) without consideration or for consideration per share less than either (i) the Warrant Price then in effect or (ii) the Fair Market Value per share of the Common Stock on the last full trading day immediately prior to such issue, then the Warrant Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Warrant Price then in effect by the Applicable Percentage (as defined below).  For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock and any outstanding Options bearing an exercise price which is lower than the price at which the Additional Shares of Common Stock were issued had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.  For purposes of this Section 3.5(c), “Applicable Percentage” shall mean the lesser of the following: (a) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Warrant Price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued or (b) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Fair Market Value per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued

(d)            Determination of Consideration.  For purposes of this Section 3.5, the consideration received by the Company in connection with the issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)            Cash and Property.  Such consideration shall:

(A)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)            insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined by the Board of Directors in good faith; and

(C)            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which may consist of cash, property or both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, that, as determined by the Board of Directors in good faith, equals the proportion of the total value of such Additional Shares of Common Stock, other shares or securities or other assets of the Company represented by the value of such Additional Shares.

(2)            Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.5(b) relating to Options and Convertible Securities shall be determined by dividing:

(A)            the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)            the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

3.6            Adjustment in Number of Warrant Shares.  Upon each adjustment of the Warrant Price as a result of the calculations made in this Section 3, the number of Shares issuable upon exercise of this Warrant shall be adjusted by multiplying such number of Shares by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to such adjustment and the denominator of which shall be the Warrant Price in effect after giving effect to such adjustment.

3.6            Other Events.  If any event occurs that would adversely affect the Holder’s rights but not expressly provided for by this Section 3 (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Warrant Price and number of Warrant Shares subject to this Warrant so as to protect the Holder’s rights; provided, however, that no such adjustment will increase the Warrant Price or decrease the number of Warrant Shares obtainable as otherwise determined pursuant to this Section 3.

3.7            Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 3, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Warrant Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  The Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

3.8            Notice of Corporate Events; Termination.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating, or solicits, stockholder approval for any merger, sale or similar transaction pursuant to which Common Stock is converted or exchanged for cash, securities or property or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least 15 calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

4.     Ownershipand Transfer.

4.1  Ownership of This Warrant.  The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided in this Section 4.

4.2  Transfer and Replacement.  Subject to the terms and conditions of this Warrant and compliance with all applicable securities laws, and upon prior written consent of the Company, which consent shall not be unreasonably withheld, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof in person or by duly authorized attorney, and a new Warrant or Warrants, of the same tenor as this Warrant but registered in the name of the transferee or transferees (and in the name of the Holder, if a partial transfer is effected) shall be made and delivered by the Company upon surrender of this Warrant duly endorsed, at the office of the Company in accordance with Sections 6.1 and 6.2 hereof.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction, and, in such case, of indemnity or security reasonably satisfactory to it, and upon surrender of this Warrant if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant; provided that if the Holder hereof is an instrumentality of a state or local government or an institutional holder or a nominee for such an instrumentality or institutional holder an irrevocable agreement of indemnity by such Holder shall be sufficient for all purposes of this Warrant, and no evidence of loss or theft or destruction shall be necessary.  This Warrant shall be promptly cancelled by the Company upon the surrender hereof in connection with any transfer or replacement.  Except as otherwise provided above, in the case of the loss, theft or destruction of a Warrant, the Company shall pay all expenses, taxes and other charges payable in connection with any transfer or replacement of this Warrant, other than income taxes and stock transfer taxes (if any) payable in connection with a transfer of this Warrant, which shall be payable by the Holder.  Holder will not transfer this Warrant and the rights hereunder except in compliance with federal and state securities laws and except after providing evidence of such compliance reasonably satisfactory to the Company.

5.     Compliance with Securities Laws. By acceptance of this Warrant, the Holder hereby represents, warrants and covenants that any shares of stock purchased upon exercise of this Warrant or acquired upon conversion thereof shall be acquiredfor investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the Company; that the Holder is able to bear the economic risk of holding such shares as may be acquired pursuant to the exercise of this Warrant for an indefinite period; that the Holder understands that the shares of stock acquired pursuant to the exercise of this Warrant or acquired upon conversion thereof will not be registered under the Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, ifany, previously granted to the registered Holder) and will be “restricted securities”within the meaning of Rule 144 under the Securities Act; and that all stock certificates representing shares of stock issued to the Holder upon exercise of this Warrant or upon conversion of such shares may have affixed thereto a legend substantially in the form set forth in Section 1.5 above.

6.     MiscellaneousProvisions.

6.1  Notices.  All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be delivered as follows:

(i) if to Holder, to:

ERP2 Holdings, LLC
c/o Richard Shorten
694 Weed Street
New Canaan, Connecticut 06840
Attention:  Board of Managers
Fax:  (702) 995-4535

with a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention:  Brett Lawrence
Fax:  (212) 806-6006

(ii) if to the Company, to:

Enterprise Informatics Inc.
10052 Mesa Ridge Court, Suite 100,
San Diego, California, 92121
Attention:  John Low
Fax: (858) 625-3010

with a copy to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Rd.
Palo Alto, California, 94304
Attention: Russell C. Hansen
Fax:  (650) 849-5083

Such addresses and facsimile numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.1 and Section 6.2

6.2  Deemed Delivery. All notices, requests and approvals required by this Warrant shall be in writing and shall be conclusively deemed to be given (i) when hand-delivered to the other party, (ii) when received if sent by facsimile at the address and number set forth above; provided that notices given by facsimile shall not be effective, unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing the same in the mail, postage prepaid and addressed to the party as set forth below or (b) the receiving party delivers a written confirmation of receipt for such notice by any other method permitted under this paragraph; and further provided that any notice given by facsimile received after 5:00 p.m. (recipient’s time) or on a non-business day shall be deemed received on the next business day; (iii) five (5) business days after deposit in the United States mail, certified, return receipt requested, postage prepaid, and addressed to the party as set forth below; or (iv) the next business day after deposit with an international overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed; provided that the sending party receives confirmation of delivery from the delivery service provider.

6.3  No Rights as Shareholder; Limitation of Liability.  This Warrant shall not entitle the Holder to any of the rights of a shareholder of the Company except upon exercise in accordance with the terms hereof.  No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

6.4  Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California, without giving effect to the conflict of law principles thereof.

6.5  Binding Effect on Successors.  This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets and/or securities.  All of the obligations of the Company relating to the Shares issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant.  All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

6.6  Waiver, Amendments and Headings.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by both parties (either generally or in a  particular instance and either retroactively or prospectively).  The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

6.7  Jurisdiction.  Each of the parties irrevocably agrees that any and all suits or proceedings based on or arising under this Agreement may be brought only in and shall be resolved in the federal or state courts located in the City of Los Angeles, California and consents to the jurisdiction of such courts for such purpose.  Each of the parties irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in any such court.  Each of the parties further agrees that service of process upon such party mailed by first class mail to the address set forth in Section 6.1 shall be deemed in every respect effective service of process upon such party in any such suit or proceeding.  Nothing herein shall affect the right of a Holder to serve process in any other manner permitted by law.  Each of the parties agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

6.8  Expenses.  Except as specifically provided herein, the Company shall pay all reasonable fees, costs and expenses in connection with, and all taxes (other than income taxes and stock transfer taxes) and other governmental charges relating to, the exercise, issuance, delivery and interpretation of the Warrant and the Shares issuable upon exercise of the Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this 14th day of January, 2008.

COMPANY:

ENTERPRISE INFORMATICS INC.

By	/s/ John W. Low
Name: John W. Low
Title: Chief Financial Officer